UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

WAFD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following FAQs were made available to WaFd, Inc. employees on September 28, 2026.

FAQs

Q1. Who is EverBank and where do they operate?

EverBank is a nationwide specialty bank headquartered in Jacksonville, Florida. A pioneer in digital banking, EverBank operates 42 branches in Florida (10), New York (1) and California (31) in addition to a direct-to-consumer digital bank with more than $17 billion in deposits. EverBank provides robust, sophisticated commercial banking operations coast-to-coast with over $39 billion in commercial loans. EverBank traces its roots back to 1994, went public in 2012, was sold to the insurance Company TIAA in 2017 and was sold to a group of private equity investors in 2023.  EverBank is a national bank, with the OCC as their primary federal regulator.

Q2. What segments of the market does EverBank serve?

EverBank is a $47 billion asset, scaled digital bank with branch networks in Florida and California and deep national lending expertise. The core lending verticals include asset-backed finance, structured mortgage finance, equipment finance, commercial real estate lending and specialty finance.

Q3. Why are EverBank and WaFd partnering?

EverBank and WaFd are very excited about this opportunity for several reasons. First, both institutions share similar values. Each understands that integrity and trust are paramount. Second, each understands the value of growing and sustaining a banking business built upon the foundation of superb asset quality. Third, together we achieve a multi-channel strategy with a relationship-focused regional bank and a national digital franchise to navigate a rapidly evolving banking environment. Our combined balance sheet, together with the combined institution’s ability to leverage technology to deliver high-quality deposit products and services, will support the combined business’s future growth.

Q4. Who is acquiring who?

This partnership amounts to a “reverse merger,” wherein EverBank Financial Corp merges with and into WaFd, Inc.  WaFd, Inc. is the legal acquiror. Then WaFd Bank merges with and into EverBank, NA.  EverBank is the accounting acquiror.  WaFd, Inc. remains a publicly traded bank holding company under a new name, EverBank Financial Corp, traded under a new ticker symbol on the NASDAQ Exchange: EVBK. The owners of EverBank will own 59.2% of the resulting company and WaFd stockholders 40.8%. Together, this creates the 7th largest Midcap Bank in the U.S. at $75 billion in assets. Our boards and management teams believe that we are stronger together.

Q5. Who will be our CEO?

Greg Seibly, the current CEO of EverBank, will be the CEO of the combined bank.  Brent Beardall will be the President of the combined bank. It is a sign that both Greg and Brent believe in the value creation of coming together that both will be with the bank for the long term. You can learn more about Greg here  https://www.EverBank.com/about/leadership/greg-seibly. The go-forward Board of Directors will include 7 directors from EverBank (including Greg) and 6 from WaFd (including Brent). Decisions on other senior leaders of the bank will be made and communicated over the next few weeks.

Q6: Is EverBank looking to combine with any other banks?

Not at this time. EverBank is focused on serving its current clients, winning new business and executing on the combination with WaFd Bank and the integration plan. That said, our combined board and future management team must always be cognizant of opportunities that are in the best interests of the company’s shareholders, employees and the communities it serves.

Q7. What approvals are needed?

The boards of directors of EverBank and WaFd have unanimously approved the combination and EverBank’s ownership group has formally approved the merger. The merger is subject to approval by WaFd’s shareholders, as well as the Federal Reserve and the OCC. Both parties are committed to working together expeditiously in pursuing these approvals.

Q8. Will any of the branch offices of WaFd Bank close in connection with the combination?

Over time, there are a handful of branches in California that are so close together that they likely would be consolidated or relocated. It is anticipated that all physical financial centers (branches) would operate on one system and WaFd branches would use a blended brand (WaFd Bank, a division of EverBank). There is some overlap between EverBank’s Digital Bank (direct to consumer) in WaFd’s nine states. We believe there are key opportunities to build further scale in Florida, Texas and California and to bring insurance and wealth management to both WaFd’s and EverBank’s clients.

Q9. Will people from EverBank be visiting us?

Yes, plans are being made for EverBank’s CEO, Greg Seibly, to visit WaFd’s regions along with Brent Beardall as we begin to plan for an efficient and effective integration process. Our goal is to provide as much advance notice as we can prior to these visits and to minimize any disruptions to our core mission – providing the highest quality of service to our clients and communities.

Q10. Will WaFd Bank’s name change?

Yes, as described in Q1, EverBank will be the surviving bank. However, the Regional Bank (currently the Business Bank at WaFd) will operate as “WaFd Bank, a division of EverBank” to avoid client confusion and maintain a degree of separation between the online direct-to-consumer strategy and the retail clients currently served by WaFd Bank. We look forward to eventually operating 250 financial centers from coast-to-coast on a common platform. Many of the detailed decisions remain to be made leading up to the merger close.

Q11. What will happen to WaFd customer accounts? Will account numbers change?

One of the largest decisions we must make is which core system will be used by various segments of the combined bank. EverBank values the relationships and trust WaFd Bank has built with its clients and wants to support those relationships. Therefore, most clients will see few changes in the terms of their accounts, and it’s likely account numbers will not change for existing WaFd Bank clients. CD clients, in particular, will not experience a change in rate or term until their CD matures. There may be other changes to account terms, though specific details need to be finalized. Additional information will be communicated to our employees and mailed to our customers prior to planned integrations.

Q12. If someone has money at both banks, is it still insured?

The FDIC insurance coverage does not change between now and the close of the transaction because we will continue to be two separate legal entities. We will provide further updates regarding FDIC insurance coverage as we approach the close of the transaction after an analysis of clients with deposits at both institutions is performed; however, we do not anticipate this to be a meaningful number of clients.

Q13. Will branch hours change?

Nothing will change prior to the combination. At this time, we do not anticipate hours of operations in the branches to change even after the combination is complete.

Q14. What will we call our branch offices?

EverBank refers to its branches as financial centers, so expect to see that transition over time as part of our efforts to update branding and client-facing materials.

Q 15. Will there be any immediate changes to WaFd Bank’s or EverBank’s branches.

Until the transaction closes in early 2027, it remains business as usual at all WaFd Bank or EverBank branches, with no expected changes in operations, services or hours.

Q 16. Can WaFd Bank or EverBank clients use branches of either bank?

For the time being, no. EverBank financial centers will service only EverBank accounts and WaFd Bank branches will service only their account holders.

Following the completion of the merger transaction, we are planning for a transition period as we integrate the operations and systems of the two banks. After that process is completed, we expect clients will be able to use the branches of either bank. We do not yet have a timeline for that transition, but we will keep associates and clients fully informed as we move through the process.

Q17. Will we be moving from downtown Seattle to Bellevue?

There are plans to locate the headquarters of the EverBank holding company in Bellevue, Washington, which will provide additional options for our teams working in Puget Sound. We will retain our office space at 425 Pike in downtown Seattle.

Employee-Related Questions

Q18. Will the merger transaction have any immediate impact on WaFd employees?

A. EverBank and WaFd understand that until the combination is complete, both institutions need to continue to serve their respective clients and operate as independent companies. We believe that the proposed merger of WaFd Bank and EverBank will create significant new opportunities for the combined bank after the transaction closes in early 2027.  Simply put, we believe the two banks are stronger together.

Q19. Will there be any immediate changes to WaFd’s benefits, compensation or leave programs?

It remains "business as usual” at WaFd and EverBank until the transaction closes.  We will take a thoughtful and deliberate approach to integration.  As part of that process, we will evaluate compensation, benefits, and other programs offered by both organizations to determine the best path forward for the combined company.  Our focus will be on supporting our colleagues, maintaining a positive employee experience, and ensuring our programs align with the needs of the future organization. During the period leading up to the close of the merger, WaFd Bank will consult with EverBank on the strategy for annual salary reviews since we anticipate the closing of the merger to coincide with the beginning of the 2027 calendar year, when our normal increases would take effect.

Q20. How do the cultures of WaFd Bank and EverBank align?

We believe WaFd Bank and EverBank are an excellent cultural fit.  Both banks have a client centric, values-based culture that is focused on putting clients and employees at the center of everything.

EverBank’s team of more than 1,700 employees share our commitment to client service, operational excellence and community service development. Like WaFd Bank, EverBank is deeply committed to the communities it serves.

Q21. Will WaFd’s policy regarding in-office, hybrid, remote work requirements change?

EverBank has an in-office work model.  Collaboration will be especially important as we prepare for and integrate the combined organization. It is likely that WaFd will adopt a similar policy over time, but no formal decision has been made.

Q22. What process will be used to evaluate roles and organizational needs for the combined bank?

Role, talent, job, and organizational assessments have not yet begun, and no individual decisions have been made about individual positions or the future organizational structure.  As integration planning progresses, WaFd and EverBank will thoughtfully evaluate the combined organization's business needs, capabilities and opportunities.  We are committed to keeping you informed as decisions are made and information becomes available.

Q23. In order to keep our employment, after the merger is complete, will WaFd Bank employees have to apply for an open position?

In most cases, especially if you work in a branch or client-facing role, your job will continue uninterrupted. In other cases, there may be restructuring that impacts your role, or you may review postings for open positions for which you may choose to apply. We will give you as much notice about your personal situation as possible.

Q24. Will WaFd employees have opportunities for career growth and apply for roles within the combined bank?

We expect the merger to create new opportunities within the combined bank as it grows and serves more consumer and commercial clients nationwide. Specific opportunities haven’t yet been identified because role and organizational assessments have not begun. Information about available positions and how employees may be considered for them will be shared as integration planning progresses.

Q25. Will prior years of service be recognized by the combined company?

The current expectation is that your prior service will be recognized following the merger. However, final decisions remain subject to completion of the definitive agreements and integration planning. Additional details will be shared as they become available.

Q26. Should WaFd employees continue applying for currently posted opportunities?

Yes. Current recruiting and internal mobility processes remain in place. Employees may continue to apply for posted opportunities for which they are qualified and should follow the existing application process.

Q27. When will WaFd employees receive more information about how the merger will affect their individual roles?

There are no immediate changes as a result of this announcement.  WaFd and EverBank will continue to operate independently until the transaction closes, which is expected in early 2027.

Q28. Will there be vacation freezes around conversion time?

Yes. It would be anticipated that we would need to place a freeze on vacations to conduct training and ensure a supported process leading up to and through any system conversions. We will provide details well in advance of planned conversions and would not anticipate any system changes until March 1, 2027 at the earliest.

Q29. When will more information be available about the transition?

We know that you have many more questions than we can possibly answer at this time. We will be providing regular updates during the transition period to provide as many answers to these questions as quickly as we possibly can. Communication will be key as we go forward and we will send out written communication regularly to all employees. As you have questions, please email FAQ@wafd.com and we will address your questions in future communications.

Q30. Is there going to be any impact to the previously earned incentive compensation related to vesting of WaFd Stock shares?

At the closing, each outstanding WaFd equity award that (a) is vested but not yet settled as of immediately prior to the merger effective time or (b) by its terms becomes vested in connection with the closing, will become fully vested and exercisable, and all forfeiture restrictions and vesting conditions applicable thereto will lapse. Each WaFd equity award that does not vest in connection with the closing will continue to have and be subject to the same terms and conditions (including the vesting schedule, termination protections and dividend equivalent rights) that applied to such WaFd equity award immediately prior to the closing.

Q31. What platform system does EverBank use?

WaFd Bank operates on the Fiserv DNA core system for all loans and deposits and has internally developed mobile apps with some unique and popular features, such as voice authorization of wire transfers. EverBank has utilized the FIS IBS platform for deposit servicing and the FIS D1 for mobile app, and multiple systems for loan servicing and operations due to the specialty nature of commercial lending.

As we move forward with the integration of the two banks following the close of the merger transaction, one key objective of the systems evaluation will be to ensure selected systems are capable of handling processing volumes for the combined bank, both at closing and for future growth.

Q32. Are we going to continue being an SBA preferred lender?
EverBank is an existing SBA PLP preferred lender, and the combined bank will continue to be an SBA PLP preferred lender. Our goal remains to the #1 SBA lender in the states where we operate.

Q33. Will we be rebranding? As in logo, signage?
EverBank and WaFd Bank will continue to operate independently until the transaction closes, going to market under their current names and brands. After the transaction closes, the combined bank with move forward with a careful, thoughtful integration.

Legacy EverBank financial centers (branches) in Florida, California and New York City will remain branded as EverBank. Legacy WaFd Bank branches in California will be rebranded as EverBank, while legacy WaFd branches in the other eight western states where WaFd Bank currently operates will continue under the WaFd Bank name. We have not yet made final decisions on the exact signage for those branches – i.e., WaFd Bank, a Division of EverBank.

The combined bank’s commercial businesses, as part of EverBank’s national bank, will go to market as EverBank after the merger is completed. EverBank’s legacy digital bank will remain branded as EverBank, though we may consider new EverBank-related branding for the digital bank as we move ahead.

Throughout the transition and integration process, our goal is to ensure a smooth and seamless transition for WaFd Bank and EverBank consumer and commercial clients, and we will keep them – and the teams at both banks – fully informed about any branding and product changes.

Q34. Will we still use Fidelity for our 401(k)? Will there still be a match for what we put in, will this stay the same?
Benefits are important to both WaFd and EverBank associates, and we are committed to supporting associates through every stage of life. As we come together, we will thoughtfully evaluate our benefits programs, including retirement offerings, to determine the best path forward for the combined organization. Financial security remains a priority, and we expect retirement benefits to continue being an important part of our overall rewards package. Any future changes will be communicated well in advance so associates have the information they need to plan with confidence.

We have every intention of continuing with a 401(k) match. Details are forthcoming as we work together to be an employer-of-choice.

Q35. When will we have more information regarding the benefits and the new products we’ll be offering?
We know benefits offerings are top-of-mind for associates. Because WaFd colleagues are currently making benefit elections, we do not anticipate changes to benefits in the near term. As integration planning progresses, we will share updates well in advance so associates have ample time to understand and prepare for any changes to benefits or products.

We are all signing up for benefits now, so any changes to your benefits would be unlikely until late 2027 or early 2028.

Q36. With WaFd having less ownership, what does it look like if we don’t want to do something that they want to do?
We are a publicly traded company owned by our shareholders, and that will not change after the completion of the merger. EverBank is a private company owned by five private equity firms and TIAA. Upon completion of the merger, EverBank’s ownership will convert to stock. The new combined company’s stock will trade on the Nasdaq Stock Exchange under a new ticker symbol EVBK.

The combined bank will be led by a highly experienced combined management team, with a strong track record of leading regional banks and executing successful acquisitions and integrations. Greg Seibly, EverBank’s CEO, who has extensive banking experience in the Pacific Northwest and California, will serve as CEO of the combined bank, and Brent Beardall, WaFd Bank’s CEO, will be president.

The board of directors of the combined bank and resulting holding company will each have 13 members, with seven seats representing EverBank and six representing WaFd, including Greg Seibly and Brent Beardall. The board of directors will guide us, just as they have since 1982, when Washington Federal Savings and Loan Association of Seattle became a publicly traded bank.

Q37. Is it true WaFd headquarters will move to Bellevue, WA? and if so what's the benefit of that?
EverBank will remain a national bank chartered and headquartered in Jacksonville, FL, and regulated by the U.S. Office of the Comptroller of the Currency (OCC). EverBank Financial Corp, the holding company for the combined pro forma bank, will be chartered in Bellevue, WA, and regulated by the Board of Governors of the Federal Reserve System. The holding company will have office space in Bellevue. We will retain our office space at our current headquarters at 425 Pike St., in downtown Seattle.

Q38. Will DNA go away?
Decisions about which core systems will be used by the combined bank are being discussed now. WaFd Bank operates on the Fiserv DNA core system for all loans and deposits and has internally developed mobile apps with some unique and popular features, such as voice authorization of wire transfers. EverBank has utilized the FIS IBS platform for deposit servicing and the FIS D1 for mobile app, and multiple systems for loan servicing and operations due to the specialty nature of commercial lending.

As we noted in the investor presentation for the merger announcement, a highly respected technology consulting firm was retained to assist with the assessment of both core and other technology for EverBank and WaFd. As we move ahead with planning for the integration, we will make deliberate and carefully planned decisions about key technology for the combined bank.

Q39. Will there be a change to our employee HR benefits/vacation time. If so, when will we learn about that?
No decisions have been made regarding future changes to benefits or vacation programs. We will be evaluating these programs as part of the integration process and will develop a timeline for any potential changes.

For now, employees should continue to plan based on their current benefits and PTO programs. We will share updates through the FAQ and other communication channels as decisions are made, and any changes will be communicated well in advance of implementation.

Watch the FAQ for details as a timeline is developed by the HR teams.

Statement Regarding Forward-looking Information

This communication contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the beliefs, plans, goals, expectations and estimates of WaFd, Inc. (“WaFd”) and EverBank Financial Corp (“EverBank”). Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “target,” “plan,” “estimate,” “should,” “likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, operational, economic and competitive uncertainties and contingencies, many of which are beyond the control of WaFd and EverBank, and many of which, with respect to future business decisions and actions, are subject to change and which could cause actual results to differ materially from those contemplated or implied by forward-looking statements or historical performance. Examples of uncertainties and contingencies include factors previously disclosed in WaFd’s reports filed with the U.S. Securities and Exchange Commission (the “SEC”), as well as the following factors, among others: (i) the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between WaFd and EverBank; (ii) the outcome of any legal proceedings that may be instituted against WaFd or EverBank, including potential litigation that may be instituted against WaFd or its directors or officers related to the proposed transaction or the definitive merger agreement between WaFd and EverBank; (iii) the timing and completion of the transaction, including the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated; (iv) the risk that any announcements relating to the proposed combination could have adverse effects on the market price of the common stock of WaFd; (v) the possibility that the anticipated benefits of the transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where WaFd and EverBank do business; (vi) certain restrictions during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; (vii) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (viii) diversion of management’s attention from ongoing business operations and opportunities; (ix) reputational risk and potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (x) WaFd’s and EverBank’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; (xi) currency and interest rate fluctuations; (xii) success of hedging activities; (xiii) material adverse changes in economic and industry conditions, including the availability of short and long-term financing; (xiv) general competitive, economic, political and market conditions; (xv) changes in asset quality and credit risk; (xvi) the inability to sustain revenue and earnings growth; (xvii) inflation; (xviii) customer borrowing, repayment, investment and deposit practices; (xix) the impact, extent and timing of technological changes; (xx) capital management activities; (xxi) other actions of the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency and the State of Washington; (xxii) legislative and regulatory actions and reforms; and (xxiii) other factors that may affect future results of WaFd and EverBank.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Additional factors that could cause results to differ materially from those contemplated by forward-looking statements can be found in WaFd’s Annual Report on Form 10-K for the fiscal year ended September 30, 2025, and in its subsequent Quarterly Reports on Form 10-Q filed with the SEC and available in the “Investor Relations” section of WaFd’s website, www.wafdbank.com/about-us/investor-relations, under the heading “SEC Filings” and in other documents WaFd files with the SEC (available at www.sec.gov). All such factors, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, should be considered carefully when making decisions with respect to WaFd and EverBank.

Any forward-looking statements contained in this document represent the views of WaFd and EverBank only as of the date hereof and are presented for the purpose of assisting their respective shareholders and analysts in understanding WaFd’s and EverBank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes. Neither WaFd nor EverBank undertakes to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.

Important Other Information

In connection with the proposed transaction, WaFd intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, WaFd will mail the definitive proxy statement to each shareholder entitled to vote at the meeting relating to the proposed transaction.

This communication does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF WAFD ARE URGED TO READ, WHEN AVAILABLE, ALL RELEVANT DOCUMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED WITH THE SEC, INCLUDING WAFD’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WAFD AND THE PROPOSED TRANSACTION.

Investors and shareholders of WaFd will be able to obtain a free copy of the proxy statement as well as other relevant documents filed with the SEC without charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement and the filings with the SEC that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to Brad Goode, WaFd, Inc., 425 Pike Street, Seattle, Washington 98101, telephone (206) 626-8178.

Participants in the Solicitation

WaFd, EverBank and certain of WaFd’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding WaFd’s directors and executive officers is available in the proxy statement for its 2026 annual meeting of shareholders, which was filed with the SEC, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.